Exhibit 3.2(a)

                           CERTIFICATE OF DESIGNATION

NAME. The name of the corporation is Entrada Software, Inc. (the "Corporation").

TEXT OF RESOLUTION. The Board of Directors (the "Board") of the Corporation duly adopted a resolution in the form attached hereto as Exhibit A and incorporated herein by this reference, establishing and designating the Series B Convertible Preferred Stock of the Corporation, and fixing and determining the relative preferences, privileges and voting powers of the shares of such series and the restrictions and qualifications thereof, all as set forth in such resolution.

STATEMENT AND DATE OF ADOPTION. The aforementioned resolution was duly adopted by the Board effective as of January 5, 2001.

IN WITNESS WHEREOF, the undersigned hereby certify this 5th day of January 2001 that the foregoing statement has been duly adopted by and on behalf of the Corporation as set forth above.


/s/ Bruce D. Williams, Chief Executive Officer
----------------------------------------------


ATTEST:

/s/ Terry J. Gustafson, Secretary
----------------------------------------------

                          RESOLUTION OF DESIGNATION OF
                     SERIES B CONVERTIBLE PREFERRED STOCK OF
                             ENTRADA SOFTWARE, INC.

RESOLVED, that pursuant to the authority granted to the Board of Directors (the "Board") of Entrada Software, Inc. (the "Company") and in accordance with the provisions of the articles of incorporation of the Company, the Board hereby creates a series of preferred stock designated as Series B Convertible Preferred Stock, with a liquidation preference (the "Shares"), states the number thereof to be 1,000,000 Shares and fixes the relative rights, preferences and limitations of the Shares as follows:

SECTION 1. DEFINITIONS. For purposes of this Resolution, the following definitions apply:

SHARES will mean shares of Series B Convertible Preferred Stock.

COMMON STOCK will mean the $.001 par value common stock of the Company.

COMMON STOCK EQUIVALENTS will mean any security convertible, exchangable or exercisable for common stock, either directly or indirectly.

CONVERSION DATE will mean the date on which the Shares are converted to common stock, at which time the rights of the Record Holders will cease with respect to the Shares, and certificates for shares of common stock will be issued.

CONVERSION PRICE will be $1.00 per share.

CONVERSION SECURITIES will mean the common stock issuable on conversion of the Shares.

LIQUIDATION EVENT will mean any liquidation, dissolution or winding up of the Company or the sale or transfer of all or substantially all of the assets of the Company, whether voluntary or involuntary. This will include a merger where the common shareholders of the Company do not hold a majority of the voting securities in the surviving entity.

PERSON will mean an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization or government.

PREFERENCE AMOUNT will mean the price paid per Share by Record Holder to acquire the Shares from the Company.

PRIORITY will mean that the Series B Preferred Stock is senior to all other capital stock of the Company, including the common stock and Series A Preferred Stock, in right of priority to distributions paid as dividends or otherwise.

RECORD HOLDER will mean any Person who has legal title to the Shares as indicated in the stock ownership records of the Company.

SENIOR PREFERRED STOCK will mean any preferred stock series where the Conversion Price is at least 125% of the Conversion Price of the Shares.

SHAREHOLDER will mean any Person who has legal title to the common stock, Series A Preferred Stock, Series B Preferred Stock or any other series of preferred stock of the Company designated with the right to receive liquidation proceeds of the Company as indicated in the stock ownership records of the Company.


SECTION 2. LIQUIDATION, REDEMPTION AND DIVIDENDS. Upon occurrence of a Liquidation Event, the Record Holders will be entitled to be paid, after all required distributions and payments with respect to any series of Senior Preferred Stock and before any payment or other distribution is made to the owners any other equity securities of the Company, an amount in cash (or securities or other property in the event of a merger in which securities or other property are received, the value of which shall be determined by the Board of Directors in good faith) equal to the Preference Amount. If upon a

Liquidation Event the assets of the Company to be distributed to the Record Holders are insufficient to permit full payment, then the entire assets to be distributed will be distributed ratably among the Record Holders. The Company will mail written notices of a Liquidation Event not less than 20 days prior to the payment date to each Record Holder.

     If the Company pays a dividend, in cash or other consideration other than additional shares of stock, on its common stock, the Record Holders will be entitled to a comparable dividend calculated as though the Shares had been converted to common stock.

SECTION 3. CONVERSION.

VOLUNTARY CONVERSION. Record Holders of Shares have the right to convert the Shares at any time into Conversion Securities in accordance with the conversion ratio defined below. If a majority of the Shares elect to convert, then all the Shares will be converted accordingly.

CONVERSION RATIO. Upon conversion of the Shares, Record Holders will receive the number of shares of common stock equal to (i) the Preference Amount divided by
(ii) the Conversion Price, as adjusted from time to time in accordance with
Section 4 below.

MECHANICS OF CONVERSION. In order to convert the Shares, the Record Holder will surrender the certificate or certificates, duly endorsed, at the office of the Company and give written verification to the Company of the number of Shares being converted. Within ten business days, the Company will instruct its transfer agent to issue and deliver to the Record Holder a certificate or certificates for the number of shares of common stock to which the Record Holder is entitled.

FRACTIONAL SHARES. Any fractional shares of common stock issued upon the conversion of the Shares will be paid in cash.

SECTION 4. ANTI-DILUTION ADJUSTMENTS. The Conversion Price will be adjusted when certain events occur, as follows:

MECHANICAL ADJUSTMENTS. If the Company declares or pays a stock dividend on the common stock, or splits or combines the outstanding shares of common stock or effects any other adjustment of the number of outstanding common shares, the Conversion Price will be adjusted by multiplying the Conversion Price prior to the adjustment by the ratio that common shares outstanding before the adjustment bear to common shares outstanding after the adjustment.

DILUTIVE ISSUANCE. Except as provided in Exceptions below, in the event the Company issues additional shares of common stock, or the equivalent, without consideration, or for a consideration per share less than the effective Conversion Price in effect on the date of such issuance, then the Conversion Price will be reduced as follows: (a) the number of shares of common stock outstanding immediately prior to the issuance, (b) will be multiplied by the Conversion Price in effect immediately prior to the issuance, (c) to the result of (b) will be added the actual consideration received for the additional shares of common stock or equivalents, (d) the resulting total is divided by the sum of
(i) the number of shares of common stock outstanding immediately prior to the issuance and (ii) the number of additional shares of common stock resulting in the adjustment. If the quotient obtained is less than the Conversion Price, then the quotient will become the adjusted Conversion Price.

DETERMINATION OF CONSIDERATION. For purposes of this Section, the consideration received by the Company for the issuance of any additional shares of common stock or equivalents will include cash, property recorded at fair value, services or any other consideration the value of which is determinable. Such value shall be conclusively determined by the Board of Directors acting in good faith. Any commission, fees, costs or other expenses related to the issuance of any additional shares of common stock or equivalents will not reduce the amount of consideration received by the Company for purposes of this determination.

EXCEPTIONS. The above provisions of this Section 4 notwithstanding, no adjustment will apply to (i) shares of common stock reserved for options granted or issued for options exercised under the Company's Incentive Stock Option Plan, or (ii) the issuance of any common stock or other securities or options issued or issuable with approval of the Record Holders holding a majority of the outstanding Shares, or (iii) the issuance of any common stock issued or issuable for exercise of warrants existing at the closing date, or (iv) the issuance of any common stock or other securities issued in connection with a financing transaction where the price per share is at least equal to the Preference Amount.

SECTION 5. RESTRICTIONS. Without the vote of at least two thirds of the Shares then outstanding, the Company may not:

CHANGE THE RIGHTS OF THE SHARES. Change, by amending Company's articles of incorporation, by-laws, or otherwise, any of the rights, preferences, privileges or limitations provided for the benefit of the Shares.

NON LIMITING AS TO BUSINESS COMBINATIONS. Nothing in this Designation will be construed as limiting the Company's ability to make any subdivision or combination of the outstanding common stock, or effecting any merger, consolidation, asset sale or stock sale.


SECTION 6. RIGHT OF FIRST REFUSAL. Each Record Holder shall be given the right to purchase such Record Holder's pro rata portion of any equity securities offered by the Company (other than shares, options or warrants offered under the Incentive Stock Option Plan, shares, options or warrants issued in a merger or in connection with obtaining a lease line, line of credit or a similar financing transaction, or in connection with acquisition of a business or product line or in connection with a third party strategic transaction) on the same terms and conditions as the Company offers such securities to other potential investors. The pro rata portion to which each Record Holder is entitled will be calculated based upon such Record Holder's percentage of ownership of the Company's outstanding Common Stock assuming conversion of all outstanding convertible securities and of the Shares as provided in Section 4.


SECTION 7. VOTING RIGHTS. Each Share will vote with the shares of common stock as a single class on all matters, except the Shares will vote separately as a single class as required by Nevada Law. Each Share will have the number of votes equal to the number of Conversion Securities into which that Share is convertible at the time.


SECTION 8. INFORMATION RIGHTS.

The Record Holders will be entitled to receive the same information that the Company distributes to its common stockholders.


SECTION 9. PIGGY-BACK REGISTRATION RIGHTS.

NOTICE. Entrada will give each Record Holder at least 30 days' prior written notice of its intention to register any securities under the Securities Act of 1933, as amended, or similar federal securities laws and regulations as may then be in effect (the "Act"), and will offer to include the Conversion Securities held by each Record Holder in the registration. This offer will not apply to a registration of securities in connection with a stock plan, stock purchase plan, savings or similar plan, or an acquisition, merger or exchange of stock. Entrada will include in the registration statement any Conversion Securities that a Record Holder may request by written notice given within 15 days of Entrada's notice, provided that the Record Holder executes and delivers any underwriting or other agreement requested by the underwriter, if any, or by the Company regarding matters customarily required of selling shareholders in a registered offering. If in the reasonable judgment of either the managing underwriter, if any, or Entrada, the inclusion of the Conversion Securities would adversely affect the offering of securities, the number of Conversion Securities to be registered will be reduced pro rata among the participants so that the offering will not be materially adversely affected.

LIMIT ON REGISTRATIONS Each Record Holder may exercise the registration rights granted under this Certificate on two separate occasions. Any registration that is not completed or a registration under which a Record Holder does not sell Conversion Securities will not count against this limitation. However, if a registration is not completed due to a choice made by a Record Holder, or a Record Holder chooses not sell Conversion Securities after being included in a registration, the registration will count against this limitation. In addition, the registration rights granted under this Certificate shall not apply to any Conversion Securities held by a Record Holder if all Conversion Securities held by such Record Holder may be sold under Rule 144 (or any successor rule under the Act) in any 90 day period.